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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:            Growth Portfolio

     Address of Principal Business Office (No. & Street, City, State, Zip
     Code):
                      50 California Street, 27th Floor
                      San Francisco, California 94111


     Telephone Number (including area code):

                               (415) 392-6181

     Name and address of agent for service of process:

                      David J. Thelander, Esq.
                      Assistant General Counsel
                      G.T. Capital Management, Inc.
                      50 California Street, 27th Floor
                      San Francisco, California 94111

     Check appropriate box:

                      Registrant is filing a Registration Statement pursuant to
                      Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                               YES  /X/         NO  /_/
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              Pursuant to the requirements of the Investment Company Act of
     1940, the Registrant has caused this notification of registration to be duly signed on its behalf, in the City of San Francisco and the State of California, on this 16th day of October, 1995.


                                       GROWTH PORTFOLIO


                                       /s/ David A. Minella
                                       ---------------------
                               By:     David A. Minella
                                       President



     Attest: /s/ Helge Krist Lee
              -----------------------
                  Helge Krist Lee
                  Secretary































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